UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2008

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

399 Park Avenue, New York, New York 10043

(Address of principal executive offices) (Zip Code)

(212) 559-1000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Citigroup Inc.
Current Report on Form 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e)   On July 21, 2008, Citigroup Inc. (the “Company”) issued a press release announcing that Michael Klein, Chairman of the Company’s Institutional Clients Group and a Vice Chairman of the Company, had decided to leave the Company to pursue other opportunities. A copy of the press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

In addition, on July 25, 2008, the Company entered into a Letter Agreement (the “Agreement”) with Mr. Klein, setting forth the terms of Mr. Klein’s separation from the Company. Under the Agreement, Mr. Klein resigned from his position as Chairman of the Institutional Clients Group segment of the Company and as a Vice Chairman of the Company on July 21, 2008 (the “Notice Date”) and will separate from employment with the Company on September 2, 2008 (the “Termination Date”). Until the Termination Date, Mr. Klein will continue as an employee and receive base salary payments at the same rate as before the Notice Date and benefits at the level and type he was receiving before such date. The Agreement further provides that the payments and benefits described in the Agreement are contingent upon Mr. Klein providing the Company with an effective general release in the form attached to the Agreement, which he has signed.

If Mr. Klein complies with the restrictive covenants in the Agreement (the “Restrictive Covenants”), which are described below, and does not revoke the general release he will receive (i) a $21,300,000 cash payment on March 31, 2009, (ii) a cash payment of $7,500,000 on October 5, 2009, and (iii) an office and administrative support until the earlier of the date on which he commences employment elsewhere or July 31, 2009. Under the Restrictive Covenants, Mr. Klein agreed that, through October 4, 2009, (i) he will not accept employment with, or become an advisor or consultant to, or solicit clients on behalf of, the 12 major commercial and investment banks listed in the Agreement, and (ii) he will not solicit or hire Company employees. In addition, under the Restrictive Covenants, Mr. Klein agreed, that through October 4, 2009, he will not, on behalf of himself or any third party, solicit any client of the Company to reduce or terminate its relationship with the Company or otherwise solicit business away from the Company; provided, however, that this restriction does not prohibit him from working for or soliciting Company clients for investments in certain alternative asset management businesses (including private equity) with which he may become affiliated, as described in the Agreement, as long as he does not engage in financial advisory or investment banking services for such alternative asset management businesses. Also, in connection with a deferred cash retention award previously granted in January 2008, Mr. Klein will receive a cash payment of $5,500,000 on August 1, 2008.

The special equity awards made to Mr. Klein on January 22, 2008 are cancelled. Basic shares awarded in prior years on the dates set forth in the Agreement under the Company’s Capital Accumulation Program (“CAP”), previously awarded supplemental CAP shares, and a portion of the previously awarded premium CAP shares, pro-rated through the Termination Date, will vest and have an accelerated distribution date, which is the date that is six months after the date of separation from service pursuant to Section 409A of the Internal Revenue Code. Mr. Klein’s CAP shares that vested in January 2007 and January 2008, delivery of which was deferred at the Company’s request through a deferral agreement with the Company dated December 29, 2006, will be delivered in accordance with the terms of that deferral agreement, on the date that is six months after the date of his separation from service. All of Mr. Klein’s outstanding employee stock options vested by their terms prior to the Notice Date and will remain exercisable for periods following the Termination Date in accordance with their terms.

Mr. Klein’s account balances under the Company’s retirement plans were already 100% vested and are unaffected by the Agreement. Mr. Klein will also be paid any other amounts or benefits to which he is otherwise entitled under any plan, program, practice or policy of the Company. In particular, if the Management Committee Long-Term Incentive Program (“LTIP”) delivers any value for 2008, as determined after December 31, 2008, Mr. Klein will receive a pro-rated award for 2008 in accordance with the terms of the LTIP. In no event will he be entitled to any severance pay under any Company plan, program, practice or policy.

The Agreement is being filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

10.1	Letter Agreement, dated July 25, 2008, between Citigroup Inc. and Michael S. Klein.

99.1	Press release, dated July 21, 2008, issued by Citigroup Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2008	CITIGROUP INC.

By: /s/ Michael S. Helfer Name: Michael S. Helfer Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number

10.1	Letter Agreement, dated July 25, 2008, between Citigroup Inc. and Michael S. Klein.

99.1	Press release, dated July 21, 2008, issued by Citigroup Inc.